Exhibit 99.1
Red Rock Resorts Announces Fourth Quarter and Full Year 2021 Results

LAS VEGAS, Feb. 2, 2022 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the fourth quarter and full year ended December 31, 2021.

During the fourth quarter the Company continued to operate its Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station properties, together with its Wildfire Properties, while Texas Station, Fiesta Rancho and Fiesta Henderson remained closed. As previously announced, the sale of the Palms Casino Resort closed during the quarter.

Consolidated Operations

Fourth Quarter Results

  Net revenues were $422.4 million for the fourth quarter of 2021, an increase of 23%, or $78.9 million, from $343.4 million in the same period of 2020.
  Net income was $200.1 million for the fourth quarter of 2021, an increase of $150.5 million, from $49.6 million in the same period of 2020.
  Adjusted EBITDA(1) was $189.7 million for the fourth quarter of 2021, an increase of 26% or $39.1 million from $150.5 million in the same period of 2020.

Full Year Results

  Net revenues were $1.6 billion in 2021, an increase of 37%, or $435.5 million, from $1.2 billion in 2020.
  Net income was $354.8 million in 2021, an increase of $529.4 million, from a net loss of $174.5 million in 2020.
  Adjusted EBITDA(1) was $741.0 million in 2021, an increase of $372.5 million from $368.5 million in 2020.

Las Vegas Operations

Fourth Quarter Results

  Net revenues from Las Vegas operations were $420.5 million for the fourth quarter of 2021, an increase of 33%, or $104.3 million, from $316.2 million in the same period of 2020.
  Adjusted EBITDA from Las Vegas operations was $204.8 million for the fourth quarter of 2021, an increase of 49% or $67.7 million, from $137.1 million in the same period of 2020.

Full Year Results

  Net revenues from Las Vegas operations were $1.6 billion in 2021, an increase of 46%, or $508.0 million, from $1.1 billion in 2020.
  Adjusted EBITDA from Las Vegas operations was $785.9 million in 2021, an increase of $450.8 million, from $335.1 million in 2020.

Balance Sheet Highlights

The Company's cash and cash equivalents at December 31, 2021 were $275.3 million and total principal amount of debt outstanding at the end of the fourth quarter was $2.89 billion.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 7263221. A replay of the call will be available from today through February 9, 2022 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA includes net income (loss) plus depreciation and amortization, share-based compensation, write-downs and other, net, loss on sale of Palms, losses from Palms assets held for sale, interest expense, net, loss (gain) on extinguishment/modification of debt, net, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts is a holding company that owns an indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel and Fiesta Henderson Casino Hotel, which have been closed since March 2020, and owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, the extent and duration of the impact of the COVID-19 pandemic on the Company's business, financial results and liquidity; the duration of the closure of the Company's properties that have not yet reopened; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies (including the current government-mandated operational restrictions); risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating revenues:
Casino	$ 289,473	$ 240,514	$ 1,142,606	$ 764,255
Food and beverage	68,881	43,728	245,432	192,899
Room	43,303	19,400	143,916	87,035
Other	20,479	13,989	76,746	56,279
Management fees	218	25,778	9,199	81,977
Net revenues	422,354	343,409	1,617,899	1,182,445
Operating costs and expenses:
Casino	70,961	60,380	275,462	232,939
Food and beverage	54,312	40,697	196,156	195,963
Room	14,473	11,141	55,336	49,363
Other	7,433	5,424	25,535	23,034
Selling, general and administrative	91,488	78,648	347,090	324,644
Depreciation and amortization	33,351	57,636	157,791	231,391
Write-downs and other, net	(20,835)	10,849	(18,677)	36,522
Loss on sale of Palms	9,887	-	177,664	-
	261,070	264,775	1,216,357	1,093,856
Operating income	161,284	78,634	401,542	88,589
Earnings from joint ventures	896	809	3,293	1,097
Operating income and earnings from joint ventures	162,180	79,443	404,835	89,686

Other (expense) income:
Interest expense, net	(25,014)	(28,629)	(103,206)	(128,465)
(Loss) gain on extinguishment/modification of debt, net	(5,352)	5	(13,492)	240
Change in fair value of derivative instruments	-	(222)	(215)	(21,590)
Other	(2,146)	(71)	(2,379)	(333)
	(32,512)	(28,917)	(119,292)	(150,148)
Income (loss) before income tax	129,668	50,526	285,543	(60,462)
Benefit (provision) for income tax	70,439	(896)	69,287	(114,081)
Net income (loss)	200,107	49,630	354,830	(174,543)
Less: net income (loss) attributable to noncontrolling interests	51,441	19,920	112,980	(24,146)
Net income (loss) attributable to Red Rock Resorts, Inc.	$ 148,666	$ 29,710	$ 241,850	$ (150,397)

Earnings (loss) per common share:
Earnings (loss) per share of Class A common stock, basic	$ 2.24	$ 0.42	$ 3.50	$ (2.13)
Earnings (loss) per share of Class A common stock, diluted	$ 1.66	$ 0.39	$ 2.84	$ (2.13)

Weighted-average common shares outstanding:
Basic	66,349	70,856	69,071	70,542
Diluted	114,164	117,149	116,452	70,542

Dividends declared per common share	$ 3.00	$ -	$ 3.00	$ 0.10

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income (Loss) to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net revenues
Las Vegas operations	$ 420,517	$ 316,192	$ 1,602,438	$ 1,094,442
Native American management	-	25,568	8,292	81,440
Reportable segment net revenues	420,517	341,760	1,610,730	1,175,882
Corporate and other	1,837	1,649	7,169	6,563
Net revenues	$ 422,354	$ 343,409	$ 1,617,899	$ 1,182,445

Net income (loss)	$ 200,107	$ 49,630	$ 354,830	$ (174,543)
Adjustments
Depreciation and amortization	33,351	57,636	157,791	231,391
Share-based compensation	3,289	2,611	12,728	10,886
Write-downs and other, net	(20,835)	10,849	(18,677)	36,522
Loss on sale of Palms	9,887	-	177,664	-
Losses from Palms assets held for sale	1,780	-	6,211	-
Interest expense, net	25,014	28,629	103,206	128,465
Loss (gain) on extinguishment/modification of debt, net	5,352	(5)	13,492	(240)
Change in fair value of derivative instruments	-	222	215	21,590
(Benefit) provision for income tax	(70,439)	896	(69,287)	114,081
Other	2,156	71	2,818	333
Adjusted EBITDA	$ 189,662	$ 150,539	$ 740,991	$ 368,485

Adjusted EBITDA
Las Vegas operations	$ 204,758	$ 137,074	$ 785,932	$ 335,134
Native American management	-	24,806	7,809	77,440
Corporate and other	(15,096)	(11,341)	(52,750)	(44,089)
Adjusted EBITDA	$ 189,662	$ 150,539	$ 740,991	$ 368,485